EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
PROENERGY INTERNATIONAL INC.

It is hereby certified that:

          1.  The name of the corporation is Proenergy International Inc.

          2.  The certificate of incorporation of the corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

"FIRST:  The name of the corporation is ProIndia International Inc. (hereinafter called the “Corporation”).”

          3.  The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 10th day of July, 2009.

/s/ Joseph I. Gutnick
Joseph I. Gutnick, President